Exhibit 99(h)(ix)

CAYMAN SUBSIDIARY
INVESTMENT ADVISORY AGREEMENT

          THIS INVESTMENT MANAGEMENT AGREEMENT, to be effective March 27, 2025, is made between Grayscale Bitcoin Covered Call Subsidiary, a Cayman Islands exempted company (the “Corporation”), and GRAYSCALE ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, Grayscale Bitcoin Covered Call ETF (the “Fund”), a series of Grayscale Funds Trust (“Trust”), is an investment company registered with the U.S. Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Corporation is a wholly-owned subsidiary of the Fund which was established in order to facilitate the implementation of the Fund’s investment strategy; and
WHEREAS, the Corporation desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative and other services for the Corporation; and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Corporation.
NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:
1.
Employment of the Adviser.

The Corporation hereby employs the Adviser to supervise and manage all aspects of the investment and reinvestment of the Corporation’s assets, as well as the compliance and administration of all the Corporation’s operations and affairs, as may be supplemented from time to time, including relations with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, each as applicable, and such other persons in any such other capacity deemed to be necessary or desirable, subject to the direction of the Corporation’s board of director(s) (the “Sole Director(s)”), for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.

The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

2.	Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

(a)	Investment Management Services.
(i)
The Adviser shall manage the Corporation’s assets subject to and in accordance with the investment objectives and policies of the Corporation and any directions which the Corporation’s Sole Director(s) may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the Corporation’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Corporation’s investment positions shall be exercised. The Adviser shall render or cause to be rendered regular reports to the Corporation and its Sole Director(s) and at such other times as may be reasonably requested by the Corporation’s Sole Director(s), of (i) the decisions made with respect to the investment of the Corporation’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

(ii)
The Adviser, subject to and in accordance with any directions which the Corporation’s Sole Director(s) may issue from time to time, shall place, in the name of the Corporation, orders for the execution of the Corporation’s securities transactions. When placing such orders, the Adviser shall seek to obtain the best net price and execution for the Corporation, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Corporation and the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided by that broker.

Accordingly, the Corporation and the Adviser agree that the Adviser shall select brokers for the execution of the Corporation’s transactions from among:
A.
Those brokers and dealers who provide quotations and other services to the Corporation, specifically including the quotations necessary to determine the Corporation’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

B.
Those brokers and dealers who supply research, statistical and other data to the Adviser which the Adviser may lawfully and appropriately use in its investment management capacity, which relate directly to securities, actual or potential, of the Corporation, or which place the Adviser in a better position to make decisions in connection with the management of the Corporation’s assets and securities, whether or not such data may also be useful to the Adviser in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

(iii)
The Adviser shall render regular reports to the Corporation, not more frequently than quarterly under normal circumstances, of how much total brokerage business has been placed by the Adviser, on behalf of the Corporation, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

(iv)
The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser’s paramount duty to obtain the best net price and execution for the Corporation.

(v)
Decisions on proxy voting shall be made by the Adviser unless the Sole Director(s) determines otherwise. Pursuant to its authority, the Adviser shall have the power to vote, either in person or by proxy, all securities in which the Corporation may be invested from time to time, and shall not be required to seek or take instructions from the Corporation with respect thereto. The Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Corporation, or the issuers thereof, including actions involving bankruptcy, except as it deems necessary in the exercise of its fiduciary duties. In the case of class action suits involving issuers held in the Corporation, the Adviser may include information about the Corporation for purposes of participating in any settlements.

(b)
Provision of Information Necessary for Preparation of Underwriting, Distribution and Other Materials.

The Adviser, its officers and employees will make available and provide accounting and statistical information required by the Corporation in the preparation of reports and other documents required by applicable laws and with such information as the Corporation may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the purchase of the Corporation’s shares.

(c)
Other Obligations and Services.

The Adviser shall make its officers and employees available to the Sole Director(s) and officers of the Corporation for consultation and discussions regarding the management of the Corporation and its investment activities at no charge.

(d)
Delegation of Services.

The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (each, a “Sub-Adviser”) to perform, and thereby delegate to any such Sub-Adviser, some of the services for the Corporation for which it is responsible under Section 2(a) of this Agreement or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Corporation’s investment goals and strategies, subject to the approval of the Sole Director(s) and the oversight of the Adviser. The Adviser (and not the Corporation or Fund) will compensate any Sub-Adviser for its services to the Corporation. The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Sole Director(s) about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Corporation’s investment policies and restrictions. The Adviser may also terminate the services of any Sub-Adviser at any time, subject to the approval of the Sole Director(s), and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub- Adviser is selected and the requisite approval of the Corporation’s sole shareholder, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the retention of any Sub-Adviser by the Adviser shall not relieve the Adviser of its responsibilities or liability under this Agreement.

3.	Compensation of the Adviser. The compensation that the Corporation shall pay the Adviser is set forth in Appendix A attached hereto.

4.	Allocation of Charges and Expenses.
i.	During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement.
ii.
All of the ordinary business expenses incurred in the operations of the Corporation and the offering of its shares shall be borne by the Corporation unless specifically provided otherwise in this Agreement. These expenses borne by the Corporation include but are not limited to brokerage commissions, taxes, legal, accounting, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, any expenses of registering and qualifying shares for sale, expenses relating to Sole Director(s) and shareholder meetings, and the cost of preparing and distributing any reports and notices to shareholders.

5.	Activities of the Adviser.

(a)	The services of the Adviser to the Corporation hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others.

(b)
Subject to and in accordance with the Memorandum and Articles of Association of the Corporation, it is understood that the Sole Director(s), officers, agents and sole shareholder of the Corporation are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Adviser or its affiliates are or may be interested in the Corporation as directors, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Corporation as shareholders or otherwise; and that the effect of any such interests shall be governed by said Memorandum and Articles of Association.

(c)	Although the Adviser is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”), it may rely on a CFTC exemptive rule with respect to the Corporation.

6.	Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records. In performing the services set forth in this Agreement, the Adviser:
(a)
Shall conform with all applicable laws, rules and regulations, and with any applicable limitations, restrictions, policies and procedures approved with respect to or adopted by the Corporation’s Sole Director(s).

(b)
Will make available to the Corporation, promptly upon request, any of the Corporation’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Agreement that may be requested in order to ascertain whether the operations of the Corporation are being conducted in a manner consistent with applicable laws and regulations.

7.	Liabilities of the Adviser.
(a)
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission arising out of or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Corporation.

(b)
The Adviser shall indemnify and hold harmless the Corporation and its officers and directors against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses and amounts paid in settlement) incurred in any action, suit, proceeding or investigation (whether instituted or threatened) by reason of or arising out of the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Adviser of its obligations or duties hereunder.

8.	Duration and Termination.
(a)
This Agreement shall become effective on the date written above and shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually by the Fund’s Board of Trustees (“Fund Board”), on behalf of the Fund as sole shareholder of the Corporation, and Sole Director(s) of the Corporation.

(b)	This Agreement may be terminated at any time:
(i)
by the Fund Board, on behalf of the Fund as the sole shareholder of the Corporation, or Sole Director(s) of the Corporation on sixty (60) days’ written notice to the Adviser, without the payment of any penalty; and

(ii)	by the Adviser on sixty (60) days’ written notice to the Corporation.
(c)	This Agreement shall terminate automatically in the event of its assignment.
(d)	This Agreement shall terminate automatically in the event that the investment advisory agreement between the Fund and the Adviser is terminated.
(e)	Termination of this Agreement or the Adviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

(f)	Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.
(g)	As used in this Section the term “assignment” shall have the meaning set forth for any such terms in the 1940 Act.

9.	Compliance. The Adviser shall render all information regarding the Corporation as reasonably requested by the Fund Board at any time.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

11.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.
Limitation of Liability.

Each party acknowledges and agrees that all obligations of the Corporation under this Agreement are binding only with respect to the assets of the Corporation; that any liability of the Corporation under this Agreement with respect to the Corporation, or in connection with the matters contemplated herein with respect to the Corporation, shall be discharged only out of the assets of the Corporation; and the Adviser shall not seek satisfaction of any such obligation or liability from the shareholders of the Corporation, the directors, officers, employees or agents of the Corporation.

13.	Amendment of Agreement. No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought.

14.
Entire Agreement.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.	Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective March 27, 2025.

Grayscale Advisors, LLC

By: /s/Craig Salm
Name: Craig Salm
Title: Director

APPENDIX A

Dated March 27, 2025
The Corporation shall pay the Adviser, out of the Corporation’s assets, as full compensation for all services rendered, an advisory fee set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets for the Corporation for the calendar year computed in the manner used for the determination of the net asset value of shares for the Corporation. In order to avoid duplicative fees, the fees payable under this Agreement shall be offset and reduced by an amount equal to the amount of advisory fees paid to the Adviser in its role as investment adviser to the Fund, a series of the Trust, and that are attributable to the Fund’s investment in the Corporation (i.e., the Adviser shall not be entitled to advisory fees under this Agreement for so long as the Adviser serves as investment adviser to the Fund and receives a fee for such services based on the consolidated assets of the Fund and the Corporation).

Fund	Advisory Fee
Grayscale Bitcoin Covered Call Subsidiary	0.65%